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                                                         EXHIBIT 1.A.(5)(b)(9)

[LOGO]                              MONARCH LIFE
                               INSURANCE COMPANY

                               Springfield, Massachusetts 01133

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               INCREASE IN GUARANTEED INSURANCE AMOUNTS RIDER

The owner may elect, subject to evidence of insurability that we may require, to increase the Guaranteed Insurance Amount of this policy. Increases which result in an underwriting risk classification other than that shown on Policy Schedule A will not be permitted.

SINGLE PREMIUM REQUIRED

The amount of single premium will be determined as follows:

         - The dollar amount of increase in the Guaranteed Insurance Amount elected by the owner is divided by the Guaranteed Insurance Amount in the current policy year to determine the "Percentage Change Factor" (PCF).

         - The PCF is then multiplied by the tabular cash value as of the effective date to determine the net premium for the increase.

         - The net premium is then divided by .9225 and $25.00 is added to the result to determine the single premium required to be paid by the owner for the increase.

The minimum single premium is $1,000, and the maximum is the single premium paid for the basic policy.

EFFECTIVE DATE

The effective date is the date we receive the single premium and the application with any evidence of insurability we may require, whichever is later.

EFFECT OF AN INCREASE ON A POLICY





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Here is what happens after the increase is made:

         - The net premium will be added to the policy's investment base as of the effective date. The investment base thereafter will be increased as provided by the terms of a revised policy amendment rider, 56733 which will be provided on your next policy anniversary. Unless otherwise specified by the owner, these amounts will be allocated among the investment divisions in proportion to the investment base in each division as of the effective date.

         - The Guaranteed Insurance Amounts in policy years after the effective date will be increased, for each such increase, on a percentage basis by the PCF.

         - The tabular cash values in policy years after the effective date will be increased for each such increase, on a percentage basis by the PCF.

         - Within seven days of the effective date a Confirmation of Increase in Guaranteed Insurance Amount form will be sent to the policyowner, for insertion in the policy, showing the PCF for this change, the effective date, the allocation of the investment base after the change and the single premium paid.

         - Subsequent to the next policy anniversary, revised Policy Schedules A & B will be sent to the policyowner showing future Guaranteed Insurance Amounts and Tabular Cash Values resulting from any increases effective during the policy year.

ELECTION OF INCREASE IN THE GUARANTEED INSURANCE AMOUNT

The policyowner may exercise this election to increase the Guaranteed Insurance Amount up to five (5) times each policy year. In no event can any election be made earlier than six months from the policy date shown on Policy Schedule A or less than 30 days after a previous election.





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To elect an increase in the Guaranteed Insurance Amount under this provision, complete the application for change and remit with the single premium to the Service Office.

LIMITS ON OUR CONTESTING THIS POLICY AS A RESULT OF AN INCREASE

We rely on the statements made in the application for the increase. Legally, they are considered representations, not warranties. We can contest this increase if any material statement in the application is false and a copy of that application is attached to the Confirmation of Increase in Guaranteed Insurance Amount form which you should insert in your policy on receipt. We won't contest this policy increase after it has been in effect during the insured's lifetime for two years from the effective date.

SUICIDE

If the insured commits suicide within two years from the effective date of any increase, while sane or insane, we'll pay only a limited benefit. The limited benefit will be the amount of single premium paid for such increase.




                 /s/ RAYMOND A. TERFERA            /s/  BRUCE BROWN
                 -----------------------           ------------------
                 Raymond A. Terfera                Bruce Brown
                 SECRETARY                         PRESIDENT




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[LOGO]           MONARCH LIFE INSURANCE COMPANY
                 VARIABLE LIFE INSURANCE SERVICE OFFICE
                 111 BROADWAY, 19th FLOOR, NEW YORK, NEW YORK 10006
                                                     (212) 267-2300


                                                     Owner
                                                     Address
                                                     Address
                                                     Address

                                                     Date

           CONFIRMATION OF INCREASE IN GUARANTEED INSURANCE AMOUNT

Policy Number                                        Insured


         As per your instructions, we processed your request for an increase in
Guaranteed Insurance Amount of $______________  as of _____date____   .  The
amount paid to us was $__________ for this increase. Accordingly your investment base allocation was changed as of ____date____ as follows:

                  BEFORE                                          AFTER

INVESTMENT                   INVESTMENT                INVESTMENT       INVESTMENT
 DIVISION                       BASE                    DIVISION           BASE

   -                         $                         -                $
   -                                                   -
   -                                                   -
   -                                                   -
   -                                                   -
   TOTAL                     $                         TOTAL            $

         The increase results in a percentage change factor of _____ which will be applied to all future Tabular Cash Values and Guaranteed Insurance Amounts. Revised Policy Schedules will be provided on your next policy anniversary indicating future Tabular Cash Values and Guaranteed Insurance Amounts.






Policy Number                    - 4 -                            Change in GIA
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MONARCH LIFE INSURANCE COMPANY, AS PRINCIPAL AND AGENT FOR THIS POLICY,
CONFIRMS THE VALUE IN THE INVESTMENT DIVISIONS OF VARIABLE ACCOUNT A.


         FOR MORE INFORMATION PLEASE CONTACT YOUR ACCOUNT EXECUTIVE OR AGENT, OR A SERVICE REPRESENTATIVE AT THE VARIABLE LIFE INSURANCE SERVICE OFFICE, 111 BROADWAY, NEW YORK, NEW YORK 10006 OR CALL OUR TOLL FREE NUMBER, (800) 221-1850, (IN NEW YORK STATE (800) 522-5775).






Policy Number                    - 5 -                            Change in GIA